Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-134305, Form S-3 No. 333-141335, Form S-3 No. 333-160482, Form S-3 No. 333-168981, Form S-3 No. 333-183735, Form S-3 No. 333-206966, Form S-8 No. 333-102152, Form S-8 No. 333-104445, Form S-8 No. 333-117987, Form S-8 No. 333-122514, Form S-8 No. 333-122515, Form S-8 No. 333-122951, Form S-8 No. 333-137037, Form S-8 No. 333-144185, Form S-8 No. 333-144694, Form S-8 No. 333-150355, Form S-8 No. 333-179973, Form S-8 No. 333-191017, Form S-8 No. 333-191023, Form S-8 No. 333-197555 and Form S-8 No. 333-207620) of Renasant Corporation and any related Prospectus of our report dated February 29, 2016, related to our audit of the consolidated financial statements and internal control over financial reporting of Renasant Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2015.
Memphis, Tennessee
February 29, 2016